                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)*

                       Perkins Family Restaurants, L.P.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

          Depositary Units Representing Limited Partners' Interests
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                 714063-10-4
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


                              Donald F. Wiseman
                       Perkins Family Restaurants, L.P.
                        6075 Poplar Avenue, Suite 800
                              Memphis, TN  38119
                                (901) 766-6400
--------------------------------------------------------------------------------
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                June 30, 1995
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))



                              Page 1 of 14 Pages

CUSIP NO. 714063-10-4                                              13D                                      Page 2 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        Perkins Restaurants, Inc.
-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  Minnesota

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        5,043,000 (See Item 5)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   48.6%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    HC

-----------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 714063-10-4                                              13D                                      Page 3 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        The Restaurant Company
-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        5,043,000(1)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   48.6%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    HC

-----------------------------------------------------------------------------------------------------------------------------


     (1) Solely in its capacity as the parent of Perkins Restaurants, Inc.

CUSIP NO. 714063-10-4                                              13D                                      Page 4 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        Donald N. Smith

-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,674,276 (See Item 5)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   16.2%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    IN

-----------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 714063-10-4                                              13D                                      Page 5 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        Harrah's Operating Company, Inc.

-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,674,276 (See Item 5)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   16.2%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    CO

-----------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 714063-10-4                                              13D                                      Page 6 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        Investment Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  Texas

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,593,588 (See Item 5)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   15.4%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    PN

-----------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 714063-10-4                                              13D                                      Page 7 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        BMA Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  Texas

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,593,588 (1)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   15.4%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    PN

-----------------------------------------------------------------------------------------------------------------------------

                     (1) Solely in its capacity as the sole general partner of Investment Limited Partnership.

CUSIP NO. 714063-10-4                                              13D                                      Page 8 of 14 Pages

-----------------------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:

        Dort A. Cameron, III

-----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a)[ ]

                                                                                                                  (b)[x]

-----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
4       SOURCE OF FUNDS:  00

-----------------------------------------------------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):                     [ ]

-----------------------------------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.

-----------------------------------------------------------------------------------------------------------------------------
                                  7     SOLE VOTING POWER  -0-
         NUMBER OF
          SHARES                 --------------------------------------------------------------------------------------------
       BENEFICIALLY               8     SHARED VOTING POWER   5,043,000
         OWNED BY
           EACH                  --------------------------------------------------------------------------------------------
         REPORTING                9     SOLE DISPOSITIVE POWER  -0-
          PERSON
           WITH                  -------------------------------------------------------------------------------------------
                                  10    SHARED DISPOSITIVE POWER   5,043,000

-----------------------------------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,593,588 (1)
-----------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   15.4%

-----------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON:    IN

-----------------------------------------------------------------------------------------------------------------------------

                (1) Solely in his capacity as the sole general partner of BMA Limited Partnership, which is the sole general partner of Investment Limited Partnership.

CUSIP NO. 714063-10-4                  13D                    Page 9 of 14 Pages


        Pursuant to Rule 13d-2(a) of Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the "Act"), the undersigned hereby amend their Schedule 13D statement dated October 24, 1986 as amended by Amendment No. 1 dated August 26, 1993 (the "Schedule 13D"), relating to depository units representing limited partners' interests (the "Units") of Perkins Family Restaurants, L.P. (the "Issuer"). Unless otherwise indicated, all defined terms used herein shall have the same meaning given them in the Schedule 13D.

    ITEM 1.             SECURITY AND ISSUER.

         No material change.

    ITEM 2.             IDENTITY AND BACKGROUND.

         Section (a) of Item 2 is hereby amended in its entirety, as follows:

         (a) Pursuant to Rule 13d-1(f) under the Act, the undersigned hereby file this Amendment to the Schedule 13D on behalf of Perkins Restaurants, Inc., a Minnesota corporation ("PRI"), The Restaurant Company, formerly known as Tennessee Restaurant Company, a Delaware corporation ("TRC"), Donald N. Smith ("Smith"), Harrah's Operating Company, Inc., formerly known as Embassy Suites, Inc., a Delaware corporation ("HOC"), Investment Limited Partnership, a Texas limited partnership ("ILP"), BMA Limited Partnership, a Texas limited partnership ("BMA") and Dort A. Cameron, III ("Cameron"). PRI, TRC, Smith, HOC, ILP, BMA and Cameron are sometimes hereinafter referred to as the "Reporting Persons."

Sections (b) and (c) of Item 2 are hereby amended by deleting the information concerning Embassy Suites, Inc. and TRC in their entirety and substituting the following therefor:

Harrah's Operating Company, Inc. (formerly named Embassy Suites, Inc.):

On June 30, 1995, Embassy Suites, Inc. changed its name to "Harrah's Operating Company, Inc." ("HOC"). HOC is a Delaware corporation, the principal business of which is owning and operating casino entertainment facilities and related activities. HOC is a wholly-owned subsidiary of Harrah's Entertainment, Inc., formerly known as The Promus Companies Incorporated, a Delaware corporation ("HET"). The principal business address of HOC, which also serves as its principal office, is 1023 Cherry Road, Memphis, Tennessee 38117. Pursuant to Instruction C to Schedule 13D of the Act, the name, business or residence, address, and present principal occupation or employment of each director or executive officer of HOC are as follows:

                               Residence or                      Principal Occupation
Name                           Business Address                  or Employment
----                           ----------------                  --------------------
Phillip G. Satre               Harrah's Entertainment, Inc.      Director of HOC;
                               1023 Cherry Road                  President & Chief
                               Memphis, TN  38117                Executive Officer of
                                                                 HET and HOC

Charles A. Ledsinger, Jr.      Harrah's Entertainment, Inc.      Director of HOC; Senior
                               1023 Cherry Road                  Vice President
                               Memphis, TN  38117                & Chief Financial
                                                                 Officer of HET and HOC


CUSIP NO. 714063-10-4              13D                  Page 10 of 14 Pages


Ben C. Peternell          Harrah's Entertainment, Inc.  Senior Vice President
                          1023 Cherry Road              of HET and HOC
                          Memphis, TN 38117

Colin V. Reed             Harrah's Entertainment, Inc.  Senior Vice President
                          1023 Cherry Road              of HET and HOC
                          Memphis, TN 38117

E.O. Robinson, Jr.        Harrah's Entertainment, Inc.  Senior Vice President,
                          1023 Cherry Road              General Counsel &
                          Memphis, TN 38117             Secretary of HET and
                                                        HOC

John M Boushy             Harrah's Entertainment, Inc.  Senior Vice President
                          1023 Cherry Road              of HET and HOC
                          Memphis, TN 38117

Bradford W. Morgan        Harrah's Entertainment, Inc.  Senior Vice President
                          1023 Cherry Road              of HET and HOC
                          Memphis, TN 38117

        The principal business of HET and its subsidiaries, including HOC, is owning and operating casino entertainment facilities and related activities.
The principal business address of HET, which also serves as its principal office, is 1023 Cherry Road, Memphis Tennessee 38117. Pursuant to Instruction
C to Schedule 13D of the Act, the name, business or residence address, and present principal occupation or employment of each director or executive officer of HET are as follows:


                            Residence or                  Principal Occupation
Name                        Business Address              or Employment
----                        ----------------              --------------------

Michael D. Rose             Harrah's Entertainment, Inc.  Director of HET;
                            1023 Cherry Road              Chairman of HET
                            Memphis, TN 38117

Phillip G. Satre            Harrah's Entertainment, Inc.  Director of HET;
                            1023 Cherry Road              President & Chief
                            Memphis, TN 38117             Executive Officer of
                                                          HET and HOC

Charles A. Ledsinger, Jr.   Harrah's Entertainment, Inc.  Senior Vice President
                            1023 Cherry Road              & Chief Financial
                            Memphis, TN 38117             Officer of HET and
                                                          HOC

Bradford W. Morgan          Harrah's Entertainment, Inc.  Senior Vice President
                            1023 Cherry Road              of HET and HOC
                            Memphis, TN 38117

Ben C. Peternell            Harrah's Entertainment, Inc.  Senior Vice President
                            1023 Cherry Road              of HET and HOC
                            Memphis, TN 38117

CUSIP NO. 714063-10-4              13D                  Page 11 of 14 Pages


Colin V. Reed           Harrah's Entertainment, Inc.    Senior Vice President
                        1023 Cherry Road                of HET and HOC
                        Memphis, TN 38117

E.O. Robinson, Jr.      Harrah's Entertainment, Inc.    Senior Vice President,
                        1023 Cherry Road                General Counsel &
                        Memphis, TN 38117               Secretary of HET and
                                                        HOC

John M Boushy           Harrah's Entertainment, Inc.    Senior Vice President
                        1023 Cherry Road                of HET and HOC
                        Memphis, TN 38117

James L. Barksdale      Netscape Communications Corp.   Director of HET;
                        501 East Middlefield Road       President and Chief
                        Mountain View, CA 94043         Executive Officer of
                                                        Netscape
                                                        Communications Corp.

Susan Clark-Jackson     Pacific Newspaper Group         Director of HET; Senior
                        Gannett Co., Inc.               Group President; Pacific
                        955 Kuenzli                     Newspaper Group;
                        Reno, NV 89520                  Gannet Co., Inc.

James B. Farley         Mutual of New York              Director of HET; Trustee
                        Villa D'Este                    Mutual of New York
                        2665 North Ocean Boulevard
                        Delray Beach, FL 33483

Joe M. Henson           LEGENT Corporation              Director of HET;
                        3228 SW Martin Downs Blvd.      Chairman of the
                        Suite 200                       Executive Committee,
                        Palm City, FL 34990             LEGENT Corporation

Ralph Horn              First Tennessee National        Director of HET;
                        Corporation                     President & Chief
                        165 Madison Avenue              Executive Officer of
                        Memphis, TN 38103               First Tennessee National
                                                        Corporation

Walter J. Salmon        Graduate School of Business     Director of HET;
                           Administration               Professor of Retailing,
                        Harvard University              Graduate School of
                        Soldiers Field                  Business Administration
                        Boston, MA 02163                Harvard University

Boake A. Sells          3105 Topping Lane               Director of HET; Private
                        Hunting Valley, OH 44022        investor

CUSIP NO. 714063-10-4                   13D                  Page 12 of 14 Pages



Eddie N. Williams       Joint Center for Political      Director of
                          & Economic Studies            HET; President
                        1090 Vermont Avenue, N.W.       of Joint Center
                        Suite 1100                      for Political &
                        Washington, D.C. 20005-4961     Economic Studies

Shirley Young           General Motors Corporation      Director of
                        3044 West Grand Blvd.           HET; Vice
                        Room 14-117                     President,
                        Detroit, MI 48202               Consumer Market
                                                        Development of
                                                        General Motors
                                                        Corporation


        HET, which changed its name from "The Promus Companies Incorporated" on June 30, 1995, was created pursuant to the reorganization of Holiday Corporation and its subsidiaries, including Holiday Inns, Inc. ("HII"), in February 1990.
As part of such reorganization, HOC succeeded to certain of the assets of HII, including HII's interest in TRC.

TRC

        On May 16, 1994, TRC changed its name from Tennessee Restaurant Company to The Restaurant Company. TRC is a Delaware corporation, the principal business of which is the ownership of one hundred percent of the outstanding stock of PRI. The principal business address of TRC, which also serves as its principal office, is One Pierce Place, Suite 100 East, Itasca, Illinois 60143-2615. Pursuant to instruction C to Schedule B of the Act, the name, business or residence address, and present principal occupation or employment of each director or executive officer of TRC are as follows:

                        Residence or            Principal Occupation
Name                    Business Address        or Employment
----                    ----------------        --------------------

Donald N. Smith         1 Pierce Place,         Chairman of the Board &
                        Su. 100 East            Chief Executive Officer
                        Itasca, IL 60143

Larry W. Browne         1 Pierce Place,         Executive Vice
                        Su. 100 East            President-Corporate
                        Itasca, IL 60143        Finance, General Counsel
                                                & Secretary

Michael P. Donahoe      1 Pierce Place,         Vice President,
                        Su. 100 East            Controller & Assistant
                        Itasca, IL 60143        Treasurer

Dort A. Cameron, III    1 Pierce Place,         Director
                        Su. 100 East
                        Itasca, IL 60143

Charles A. Ledsinger,   1 Pierce Place,         Director
Jr.                     Su. 100 East
                        Itasca, IL 60143


ITEM 3.         SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                No material change.

CUSIP NO. 714063-10-4                13D                    Page 13 of 14 Pages



        ITEM 4.         PURPOSE OF TRANSACTION.

                        No material change.

        ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER.

                        No material change.

        ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                        No material change.

        ITEM 7.         MATERIAL TO BE FILED AS EXHIBITS.

                        Agreement pursuant to Rule 13d-1(f)(1)(iii), at page
                        14.

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

        Dated:          September 22, 1995
                        ------------------


/s/ Donald N. Smith                             INVESTMENT LIMITED PARTNERSHIP
--------------------------------
DONALD N. SMITH
                                                By:   BMA LIMITED PARTNERSHIP
                                                      General Manager
PERKINS RESTAURANTS, INC.


                                                By:   /s/ Dort A. Cameron, III
                                                      -------------------------
By:  /s/ Donald N. Smith                              Dort A. Cameron, III
     ----------------------------                     General Partner
     Donald N. Smith,
     Chairman of the Board


THE RESTAURANT COMPANY                          BMA LIMITED PARTNERSHIP


By:  /s/ Donald N. Smith                        By:   /s/ Dort A. Cameron, III
     ----------------------------                     -------------------------
     Donald N. Smith,                                 Dort A. Cameron, III
     Chairman of the Board                            General Partner


HARRAH'S OPERATING COMPANY, INC.


By:  /s/ E.O. Robinson, Jr.                     /s/ Dort A. Cameron, III
     ----------------------------               -------------------------------
     E. O. Robinson, Jr.                        DORT A. CAMERON, III
     Senior Vice President

CUSIP NO. 714063-10-4                  13D                   Page 14 of 14 Pages




                 AGREEMENT PURSUANT TO RULE 13d-1(f)(1)(iii)


        Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Agreement is attached is filed on behalf of them in the capacities set forth hereinbelow.



/s/ Donald N. Smith                             INVESTMENT LIMITED PARTNERSHIP
--------------------------------
DONALD N. SMITH
                                                By:   BMA LIMITED PARTNERSHIP
                                                      General Manager
PERKINS RESTAURANTS, INC.


                                                By:   /s/ Dort A. Cameron, III
                                                      -------------------------
By:  /s/ Donald N. Smith                              Dort A. Cameron, III
     ----------------------------                     General Partner
     Donald N. Smith,
     Chairman of the Board


THE RESTAURANT COMPANY                          BMA LIMITED PARTNERSHIP


By:  /s/ Donald N. Smith                        By:   /s/ Dort A. Cameron, III
     ----------------------------                     -------------------------
     Donald N. Smith,                                 Dort A. Cameron, III
     Chairman of the Board                            General Partner


HARRAH'S OPERATING COMPANY, INC.


By:  /s/ E.O. Robinson, Jr.                     /s/ Dort A. Cameron, III
     ----------------------------               --------------------------------
     E. O. Robinson, Jr.                        DORT A. CAMERON, III
     Senior Vice President